Exhibit 10.29

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 4th day of November, 2019 (the “Effective Date”), by and between Access Physicians Management Services Organization, LLC (the “Company”), a Texas limited liability company with its principal place of business in Dallas, Texas, and David Mikula, an individual (the “Executive”).

RECITALS

The Company desires to continue to employ the Executive and the Executive desires to continue to be employed on the terms and conditions set forth in this Agreement. In consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts continued employment.

2. Term. Subject to earlier termination as hereinafter provided, the Executive’s employment hereunder shall be for a term of three (3) years, commencing on the Effective Date and continuing until the third (3rd) anniversary thereof; provided, that, on such third (3rd) anniversary and each anniversary thereafter (each such date, a “Renewal Date”), the term of this Agreement shall automatically renew for successive terms of one (1) year each, unless either party provides written notice of nonrenewal to the other party not less than forty-five (45) days prior to the applicable Renewal Date. The term of this Agreement as from time to time extended or renewed is hereafter referred to as “the term”.

3. Capacity and Performance.

(a) During the term hereof, the Executive shall serve the Company as its Chief Operating Officer.

(b) During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities of the Executive’s position and such other duties and responsibilities consistent with the Executive’s title and position on behalf of the Company and its Affiliates as reasonably may be designated from time to time by the board of managers of the Company (the “Board”) or its designees.

(c) During the term hereof, the Executive shall devote the Executive’s full business time, attention and efforts to the advancement of the business and interests of the Company and its Affiliates and Affiliated Physician Practices and to the discharge of the Executive’s duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement that would conflict or interfere with the performance of the Executive’s duties and responsibilities hereunder, except as may be expressly approved in advance by the Board in writing; provided, however, that the Executive may, without the Board’s advance consent, (i) act or serve as a director, trustee, committee member, or principal of, or otherwise participate in the activities of, any type of civic or charitable organization, and (ii) purchase or own less than two percent (2%) of the publicly traded securities of any corporation; provided, that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided, further, that the activities described in clauses (i) and (ii) above do not, individually or in the aggregate, interfere with the performance of the Executive’s duties under this Agreement, are not in conflict with the business interests of the Company or any of its Affiliates or Affiliated Physician Practices and do not violate any provision of Section 7, 8 or 9 hereof.

(d) During the term hereof, the Executive shall comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to the Executive’s position, as in effect from time to time.

(e) The Executive may work remotely from the Company’s principal office, as long as he complies with the Company’s personnel handbook provisions regarding working remotely. The Executive acknowledges that the Executive may be required to travel on Company business during the term hereof.

4. Compensation and Benefits. As compensation for all services performed by the Executive hereunder during the term hereof, and subject to the performance of the Executive’s duties and responsibilities to the Company and its Affiliates:

(a) Base Salary. During the term of this Agreement, the Company shall pay the Executive a base salary at an annualized rate of Three Hundred Thirty Thousand Dollars ($330,000.00), payable in accordance with the normal payroll practices of the Company for its executives, and subject to adjustment from time to time by the Board in its sole discretion. Such base salary is hereafter referred to as the “Base Salary”. The Board shall review the Executive’s Base Salary at least annually and the Board may, but shall not be required to, increase the Base Salary; however, the Board may not decrease the Executive’s Base Salary during the term hereof.

(b) Annual Bonus Compensation. For each fiscal year completed during the term hereof, the Executive shall be eligible to participate in the applicable annual bonus plan as may be established by the Board, as in effect from time to time. Any bonus due to the Executive thereunder shall be paid not later than two and one-half months following the close of the Company’s fiscal year in which the Executive’s right to such bonus is no longer subject to a substantial risk of forfeiture. In order to receive payment of any annual bonus earned under this Section 4(b) for any fiscal year, the Executive must be employed by the Company on the last day of such fiscal year. The foregoing rules shall be construed and applied to ensure that any annual bonus payable to the Executive qualifies as a “short-term deferral” under Section 409A of the Internal Revenue Code of 1986, as amended (together with the regulations and guidance issued thereunder, “Section 409A”). As of the Effective Date, the Executive’s targeted annual bonus shall be thirty percent (30%) of the Base Salary, and shall be based upon the Executive achieving performance goals established by the Board.

(c) Vacations. During the term hereof, the Executive shall be entitled to the greater of 25 paid vacation days per calendar year or the number of paid vacation days provided in the Company’s personnel handbook, as in effect from time to time, to be taken at such times and intervals as shall be determined by the Executive. The Executive shall receive other paid time-off in accordance with the Company’s policies for executive officers as such policies may exist from time to time.

(d) Employee Benefit Plans. During the term hereof and subject to any contribution therefor generally required of similarly-situated employees of the Company, the Executive shall be eligible to participate in any and all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (“Employee Benefit Plans”), on a basis which is no less favorable than other similarly situated executives of the Company. Such participation shall be subject to (i) applicable law, (ii) the terms of the applicable plan documents, (iii) generally applicable Company policies, and (iv) the discretion of the Board or any administrative or other committee provided for under or contemplated by such plan. The Company reserves the right at any time, in its sole discretion, to alter, modify, add to or eliminate any or all of its Employee Benefit Plans, subject to the terms of such Employee Benefit Plans and applicable law.

(e) Equity. During the term of the Executive’s employment hereunder, the Executive shall be entitled to receive equity-based compensation from the Company. The vesting, performance criteria, and other terms and conditions of such equity award(s) are set forth in the equity award agreement to be executed contemporaneously with this Agreement by the Company and the Executive (the “Equity Award Agreement”).

(f) Business Expenses. The Company shall pay or reimburse the Executive for reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of the Executive’s duties and responsibilities hereunder, in accordance with the Company’s expense reimbursement policies and procedures. In addition, the Company shall reimburse the Executive for the Executive’s out of pocket expenses incurred in connection with obtaining continuing education credits (CEU’s) approved by the Company, up to a maximum of $5,000 per calendar year.

(g) Special Bonus. Upon the closing of the transactions contemplated by that certain Series A Preferred Unit Purchase Agreement, by and between the Company, HEP AP SPV HOLDINGS, LLC and HEP AP-B CORP., dated as of November 5, 2019 (the “Purchase Agreement”), the Company shall pay to the Executive a one-time bonus in the amount of One Hundred Thousand Dollars ($100,000) (the “Special Bonus”). For the avoidance of doubt, in the event that the transactions contemplated by the Purchase Agreement are not consummated as contemplated by the Purchase Agreement, the Company shall not be obligated to pay, and the Executive shall not be entitled to receive, the Special Bonus.

(h) Commission. The Executive shall be eligible to receive commission based on revenue from certain accounts that the Executive specifically sources for the Company. The terms of such commission structure and identity of accounts for which the Executive may be eligible to receive commission shall be determined by the Company, in its sole discretion.

5. Termination of Employment and Severance Benefits. The term of this Agreement and the Executive’s employment hereunder may be terminated prior to the expiration of the term as follows:

(a) Death. In the event of the Executive’s death during the term hereof, the date of death shall be the date of termination, and the Company shall pay or provide to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in a notice received by the Company, to the Executive’s estate: (i) any Base Salary earned but not paid through the date of termination, (ii) pay for any vacation time and/or paid time off earned but not used through the date of termination, (iii) subject to Section 4(b) hereof, any bonus compensation awarded for the year preceding that in which termination occurs, but unpaid on the date of termination, and (iv) subject to Section 4(f), any business expenses incurred by the Executive but unreimbursed on the date of termination (all of the foregoing, payable subject to the timing limitations described herein, “Final Compensation”). Other than any unpaid bonus described in Section 5(a)(iii) (which shall be payable in accordance with Section 4(b)) and business expenses described in Section 5(a)(iv) (which shall be payable in accordance with the Company’s expense reimbursement policies and procedures), Final Compensation shall be paid to the Executive’s designated beneficiary or estate within thirty (30) days following the date of death. The Company shall have no further obligation or liability to the Executive pursuant to this Agreement.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon written notice to the Executive, in the event of the Executive’s Disability. For purposes of this Agreement, “Disability” means the Executive’s inability, due to physical or mental incapacity, to perform one or more of the essential functions of the Executive’s position, for one hundred eighty (180) days out of any three hundred sixty five (365) day period or any one hundred twenty (120) consecutive days. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third physician who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

(ii) In the event of such termination, the Company shall have no further obligation or liability to the Executive pursuant to this Agreement, other than for payment of any Final Compensation due the Executive. Other than any unpaid bonus described in Section 5(a)(iii) (which shall be payable in accordance with Section 4(b)) and business expenses described in Section 5(a)(iv) (which shall be payable in accordance with the Company’s expense reimbursement policies and procedures), Final Compensation shall be paid to the Executive within thirty (30) days following the date of termination of employment. Notwithstanding any provision herein to the contrary, all payments made in connection with the Executive’s Disability shall be provided in a manner consistent with federal and state law.

(iii) The Company may designate another employee to act in the Executive’s place during any period of the Executive’s Disability. While receiving disability income payments under the Company’s disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in the Employee Benefit Plans in accordance with Section 4(d) and to the extent permitted by and subject to the then-current terms of such plans, until the termination of the Executive’s employment hereunder.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Company in its reasonable judgment, shall constitute “Cause”:

(i) the Executive’s willful disregard or gross negligence in the performance of Executive’s duties and responsibilities to the Company or any of its Affiliates or Affiliated Physician Practices;

(ii) the Executive’s material breach of any of the terms of this Agreement or any other agreement between the Company or any of its Affiliates or Affiliated Physician Practices, on the one hand, and the Executive, on the other hand, or any applicable policy of the Company or any of its Affiliates or Affiliated Physician Practices;

(iii) the Executive’s unauthorized disclosure of any Confidential Information (as defined herein), which causes (or would reasonably be expected to cause) harm to the Company or any of its Affiliates or Affiliated Physician Practices;

(iv) the Executive’s commission of, or plea of nolo contendere to, (A) a felony or (B) a crime involving moral turpitude;

(v) the Executive’s fraud, embezzlement, theft, or other material dishonesty, whether or not related to the Executive’s employment with the Company; or

(vi) any other action by the Executive that involves substantial misconduct, a breach of any fiduciary obligation on the part of the Executive, or otherwise could reasonably be expected to be materially harmful to the business, interests or reputation of the Company or any of its Affiliates or Affiliated Physician Practices.

Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive written notice expressly setting forth the Company’s intention to terminate the Executive’s employment for Cause and setting forth the basis therefor in reasonable detail. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without notice and with immediate effect. The Company may place the Executive on paid leave for up to sixty (60) days while it is determining whether there is a basis to terminate the Executive’s employment for Cause. Any such action by the Company will not constitute Good Reason.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive pursuant to this Agreement, other than for any Final Compensation due to the Executive. Other than any unpaid bonus described in Section 5(a)(iii) (which shall be payable in accordance with Section 4(b)) and business expenses described in Section 5(a)(iv) (which shall be payable in accordance with the Company’s expense reimbursement policies and procedures), Final Compensation shall be paid to the Executive within thirty (30) days following the date of termination of employment.

(d) By the Company Other Than for Cause. The Company may terminate the Executive’s employment other than for Cause at any time upon written notice to the Executive. In the event that the Company provides written notice of non-renewal pursuant to Section 2 above, such non-renewal shall be deemed to be termination by the Company other than for Cause. In the event of such termination, in addition to any Final Compensation due to the Executive, the Company will:

(i) pay the Executive severance payments in an aggregate amount equal to twelve (12) months of the Executive’s Base Salary in effect at the time of termination (the “Severance Payments”), and

(ii) if the Executive timely and properly elects to continue the Executive’s participation and/or that of the Executive’s eligible dependents in the Company’s medical and dental insurance plans pursuant to the federal Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), then the Company shall pay or reimburse (either the Executive or the insurer directly) a monthly amount equal to the Company’s portion of the monthly premium cost of the Executive’s and the Executive’s dependents’ participation in the Company’s group medical and dental plans (“COBRA Premiums”) during the shortest of (A) the 18-month period following the Termination Date, (B) the end of the period during which the Executive is eligible to continue such participation under applicable law and plan terms, and (C) the date that the Executive first becomes eligible for coverage under another medical or dental plan in connection with the Executive’s new employment (the shortest of such periods, the “COBRA Continuation Period”). The Executive is required to notify the Company immediately if the Executive becomes eligible for coverage under another employer’s medical or dental plan. Notwithstanding the foregoing, if the Company determines that provision of such COBRA benefits set forth in the first sentence of this clause would result in the imposition of penalties or additional taxes on the Company (including, without limitation, under Section 2716 of the Public Health Service Act) or taxation of the benefits to the Executive under Section 105(h) of the Code, then the Company will, in lieu thereof, provide to the Executive during the remainder of the COBRA Continuation Period, a taxable monthly payment which, net of applicable tax withholdings, results in the payment to the Executive of an amount equal to the COBRA Premiums.

The COBRA Premium payments or reimbursements, together with the Severance Payments, are referred to as the “Severance Benefits.” Any obligation of the Company to provide the Severance Benefits is conditioned, however, on the Executive signing and returning to the Company a timely and effective release of claims, in substantially the form attached hereto as Exhibit A, no later than the sixtieth (60th) calendar day following the date of termination (any such release submitted by such deadline, the “Release of Claims”) and on the Executive’s continued compliance with the obligations of the Executive to the Company and its Affiliates that survive termination of the Executive’s employment, including without limitation under Sections 7, 8 and 9 of this Agreement. Other than the Executive’s continued participation in an Employee Benefit Plan as provided for in this Section 5(d) above and to the provisions of Section 5(g) below, all Severance Benefits to which the Executive is entitled hereunder shall be in the form of salary continuation, payable in accordance with the normal payroll practices of the Company for its executives in effect at the time of the Executive’s termination, with the first payment, which shall be retroactive to the day immediately following the date the Executive’s employment is terminated, being due and payable sixty (60) calendar days from the date the Executive’s employment terminates. Final Compensation, other than any unpaid bonus described in Section 5(a)(iii) (which shall be payable in accordance with Section 4(b)) and business expenses described in Section 5(a)(iv) (which shall be payable in accordance with the Company’s expense reimbursement policies and procedures), shall be paid to the Executive within thirty (30) days following the date of termination of employment; and

(iii) If the termination date is on or after September 30, pay the Executive a prorated share of the annual bonus he would be entitled to receive had he remained employed pursuant to this Agreement at the end of the year, as long as the bonus is based upon the Executive’s performance through the date of termination.

(e) By the Executive for Good Reason. The Executive may terminate the Executive’s employment hereunder for Good Reason at any time by providing written notice to the Company specifying in reasonable detail the condition(s) giving rise to Good Reason not later than the thirtieth (30th) day after the occurrence of such condition; provided, however, that if the Company remedies the condition(s) giving rise to Good Reason within 30 days following receipt of notice thereof, the Executive’s employment hereunder shall not terminate for Good Reason. In the event of a termination of the Executive’s employment hereunder for Good Reason in accordance with this Section 5(e) due to the Company’s failure to remedy one of the enumerated conditions below within thirty (30) days following the Company’s receipt of written notice thereof from the Executive, subject to the Release of Claims requirement of Section 5(d), the Executive shall be entitled to receive the Severance Benefits. The following shall constitute “Good Reason”:

(i) a material diminution by the Company of the Executive’s position, title, reporting position, authority or responsibilities that would adversely affect his standing in the Company;

(ii) a material reduction by the Company of the Executive’s Base Salary; or

(iii) the relocation of the Executive’s place of employment by the Company to a location that is greater than thirty (30) miles from the location at which the Executive provides services to the Company as of the Effective Date.

(f) By the Executive Other than for Good Reason. The Executive may terminate the Executive’s employment hereunder other than for Good Reason at any time upon thirty (30) days’ prior notice to the Company. In the event of termination of the Executive’s employment in accordance with this Section 5(f), the Company may elect to waive the period of notice, or any portion thereof, and, if the Company so elects, the Company will pay the Executive the Base Salary for the period so waived. The Company shall pay the Executive any Final Compensation due to the Executive (other than any unpaid bonus described in Section 5(a)(iii) (which shall be payable in accordance with Section 4(b)) and business expenses described in Section 5(a)(iv) (which shall be payable in accordance with the Company’s expense reimbursement policies and procedures)), within thirty (30) days following the date of the termination of employment. The Company shall have no further obligation or liability to the Executive pursuant to this Agreement.

(g) Timing of Payments and Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Section 5 on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9), as determined by the Company in its reasonable good faith discretion); (B) benefits that qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A.

(ii) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(iii) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(iv) Any reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(v) In the event any severance payment constitutes non-qualified deferred compensation pursuant to Section 409A, and the period for reviewing the release of claims and revoking it spans two calendar years, the Severance Payments will not be made or commence until the second calendar year.

(vi) In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

(h) Exclusive Right to Severance. The Executive agrees that the Severance Benefits to be provided to the Executive in accordance with the terms and conditions set forth in this Agreement (together with any rights under any applicable equity incentive plans or other written agreements between the Executive, on the one hand, and the Company or its Affiliate(s), on the other hand) are intended to be exclusive. The Executive hereby knowingly and voluntarily waives any right the Executive might otherwise have to participate in or receive benefits under any other plan, program or policy of the Company providing for severance or termination pay or benefits (other than any rights under any applicable equity incentive plans or other written agreements between the Executive, on the one hand, and the Company or its Affiliate(s), on the other hand). The Executive also agrees that the Severance Benefits shall be reduced by any other payments or benefits to which the Executive is entitled under applicable law as a result of termination of the Executive’s employment, including without limitation any federal, state or local law with respect to plant closings, mass layoffs or group benefit plan continuation following termination or the like, exclusive only of any right to unemployment insurance benefits to which the Executive may be entitled under applicable law; provided, however, that in no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as provided in Section 5(d)(ii), any amounts payable pursuant to this Section 5 shall not be reduced by compensation the Executive earns on account of employment with another employer.

6. Effect of Termination. The provisions of this Section 6 shall apply to any termination of the Executive’s employment under this Agreement, whether pursuant to Section 5 or otherwise.

(a) Provision by the Company of Final Compensation and Severance Benefits, if any, to which the Executive is entitled, in each case under the applicable termination provision of Section 5, shall constitute the entire obligation of the Company to the Executive pursuant to this Agreement. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5 hereof.

(b) Except for any right of the Executive to continue medical and dental plan participation in accordance with applicable law and Section 5(d), the Executive’s participation in all Employee Benefit Plans shall terminate pursuant to the terms of the applicable plan documents based on the date of termination of the Executive’s employment, other than any Base Salary payable during any period of notice waived by the Company pursuant to Section 5(f) or any Severance Benefits or other payment made to or on behalf of the Executive following such date of termination.

(c) Provisions of this Agreement shall survive any termination of the Executive’s employment if so provided herein or if necessary or desirable fully to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to provide Severance Benefits hereunder, and the Executive’s right to retain such payments, is expressly conditioned on the Executive’s continued full performance in accordance with Sections 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Section 5(d), or with respect to Base Salary paid for notice waived pursuant to Section 5(f) hereof, no compensation is earned after termination of employment.

7. Confidential Information.

(a) The Executive acknowledges that the Company and its Affiliates and Affiliated Physician Practices continually develop Confidential Information, that the Executive has developed and may continue to develop Confidential Information for the Company, its Affiliates and its Affiliated Physician Practices and that the Executive has learned of and may continue to learn of Confidential Information during the course of employment. The Executive agrees that all Confidential Information which the Executive created or creates or to which the Executive has had access or has access as a result of the Executive’s employment or other associations with the Company or any of its Affiliates or Affiliated Physician Practices is and shall remain the sole and exclusive property of the Company or its Affiliates or Affiliated Physician Practices, as applicable. The Executive shall comply with the policies and procedures of the Company, its Affiliates and Affiliated Physician Practices for protecting Confidential Information and shall never disclose to any Person (except as required by applicable law or for the proper performance of the Executive’s duties and responsibilities to the Company and its Affiliates and Affiliated Physician Practices), or use for the Executive’s own benefit or gain or the benefit or gain of any other Person, any Confidential Information obtained by the Executive incident to the Executive’s employment or any other association with the Company or any of its Affiliates or Affiliated Physician Practices. The Executive understands that this restriction shall continue to apply after the Executive’s employment terminates, regardless of the reason for such termination. Further, the Executive agrees to furnish prompt notice to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and agrees to provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or any of its Affiliates or Affiliated Physician Practices and any copies or derivatives (including, without limitation, electronic), in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates and Affiliated Physician Practices. Except as required for the proper performance of the Executive’s regular duties for the Company or as expressly authorized in writing in advance by the Board or its expressly authorized designee, the Executive will not copy any Documents or remove any Documents or copies or derivatives thereof from the premises of the Company. The Executive shall safeguard all Documents and shall surrender to the Company at the time the Executive’s employment terminates, and at such earlier time or times as the Board or its designee may specify, all Documents and other property of the Company or any of its Affiliates or Affiliated Physician Practices and all documents, records and files of the customers and other Persons with whom the Company or any of its Affiliates or Affiliated Physician Practices does business (“Third Party Documents” and, each individually, a “Third Party Document”) then in the Executive’s possession or control; provided, however, that if a Document or Third-Party Document is on electronic media, the Executive may, in lieu of surrendering the Document or Third-Party Document, provide a copy to the Company on electronic media and delete and overwrite all other electronic media copies thereof. The Executive also agrees that, upon request of any duly authorized officer of the Company, the Executive shall disclose all passwords and passcodes necessary or desirable to enable the Company or any of its Affiliates or the Persons with whom the Company or any of its Affiliates or Affiliated Physician Practices do business to obtain access to the Documents and Third-Party Documents.

(c) Pursuant to the Defend Trade Secrets Act of 2016, the Executive is notified that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive is also notified that, in a lawsuit alleging retaliation by an employer for reporting a suspected violation of law, an individual may disclose the employer’s trade secrets to the individual’s attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

8. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to, at the Company’s cost and expense, execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including, without limitation, the execution and delivery of instruments of further assurance or confirmation) reasonably requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

9. Restricted Activities. The Executive agrees that some restrictions on the Executive’s activities during and after the Executive’s employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates. Therefore, in consideration of the Executive’s ongoing employment with the Company, the rights, benefits and other consideration the Executive will be granted pursuant to this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

(a) While the Executive is employed by the Company and for a period of twelve (12) months after the Executive’s employment terminates, regardless of the basis or timing of that termination (the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with, or otherwise assist with any competitor of (as of such date of the Executive’s termination), the Company or any of its Affiliates or undertake any planning for any business competitive with the Company or any of its Affiliates (as conducted by the Company or its Affiliates as of the date of the Executive’s termination) within (i) the State of Texas, (ii) the State of California, (iii) the State of New York, (iv) any other state in the United States and (v) any other geographical area where the Company or any of its Affiliates or Affiliated Physician Practices conducts or, to the Executive’s knowledge, are actively planning to conduct their business (the “Restricted Area”). The Executive acknowledges that the nature and scope of the Company’s and its Affiliates’ business is national. For the purposes of this Section 9, the business of the Company and its Affiliates shall include, without limitation, all Products and Services and the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products and Services. Notwithstanding the foregoing, (A) the Executive may hold a passive ownership of two (2) percent or less of the equity securities of any publicly traded company, (B) nothing in this Section 9 is intended or shall be construed to restrict in any way the Executive’s ability to practice medicine or Telemedicine, and (C) nothing in this Section 9 is intended or shall be construed to restrict in any way the Executive’s ability to provide services to any Affiliated Physician Practice.

(b) The Executive agrees that, during the Executive’s employment with the Company, the Executive will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates or Affiliated Physician Practices that could reasonably give rise to a conflict of interest or otherwise interfere with any of the Executive’s duties or obligations to the Company or any of its Affiliates, other than the Executive’s role(s), if any, in respect of any Affiliated Physician Practice.

(c) The Executive agrees that, during the Executive’s employment and during the Non-Competition Period, the Executive will not directly or indirectly (i) solicit or encourage any customer or vendor of the Company or any of its Affiliates or Affiliated Physician Practices to terminate or diminish its relationship with the Company or any of its Affiliates or Affiliated Physician Practices; or (ii) seek to persuade any such customer or prospective customer of the Company or any of its Affiliates or Affiliated Physician Practices to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates or Affiliated Physician Practices; provided, that these restrictions shall apply only with respect to those Persons who are or have been a customer or vendor of the Company or any of its Affiliates or Affiliated Physician Practices at any time within the immediately preceding two (2) year period or whose business has been solicited on behalf of the Company or any of the Affiliates or Affiliated Physician Practices by any of their officers, employees or agents within said two (2) year period, other than by form letter, blanket mailing or published advertisement.

(d) The Executive agrees that during the Executive’s employment (excluding any activities undertaken on behalf of the Company or any of its Affiliates in the course of the Executive’s duties) and during the Non-Competition Period, the Executive will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates or Affiliated Physician Practices to terminate or diminish its relationship with the Company or any of its Affiliates or Affiliated Physician Practices.

10. Enforcement of Covenants. The Executive acknowledges that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon the Executive pursuant to Sections 7, 8 and 9 hereof. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates and Affiliated Physician Practices; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by them. The Executive further acknowledges that, were the Executive to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to apply for preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The Executive agrees that the Non-Competition Period shall be tolled, and shall not run, during any period of time in which the Executive is in violation of the terms thereof, in order that the Company and its Affiliates shall have all of the agreed-upon temporal protection recited herein. No breach of any provision of this Agreement by the Company, or any other claimed breach of contract or violation of law, or change in the nature or scope of the Executive’s employment relationship with the Company, shall operate to extinguish the Executive’s obligation to comply with Sections 7, 8 and 9 hereof.

11. No Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance the Executive’s obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any other obligations to any Person or to any court order, judgment or decree that would affect the performance of the Executive’s obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12. Definitions. Capitalized words or phrases shall have the meanings provided in this Section 12 and as provided elsewhere herein:

(a) “Affiliate” means any person or entity directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority, equity interest or otherwise.

(b) “Affiliated Physician Practice” means any medical practice, professional corporation, professional limited liability company, or other entity for which the Company or an Affiliate thereof provides management services, administrative services, or both.

(c) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by the public, and any and all information, whether or not publicly known in whole or in part, which, if disclosed to any Persons, would assist such Persons in competing with the Company or any of its Affiliates or Affiliated Physician Practices. Confidential Information includes, without limitation, such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products and Services, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates and Affiliated Physician Practices, (iv) the identity and special needs of the customers of the Company and its Affiliates and Affiliated Physician Practices (v) the people and organizations with whom the Company and its Affiliates and Affiliated Physician Practices have business relationships and the nature and substance of those relationships, and (vi) any other information concerning the business and affairs of the Company and/or its Affiliates or Affiliated Physician Practices that is not generally available to the public or does not become generally available to the public other than as a result of breach of this Agreement, including confidential techniques, know-how, financial information, copyrights, patents, trademarks, trade names, slogans, logos, designs, service marks, computer software programs, databases (including all subscriber and potential subscriber databases), magnetic media, systems and programs, trade secrets, business lists, customer lists, client lists, supplier lists, proposed location sites, employee personnel files, engineering data, logs, consultants’ reports, budgets, ratings, forecasts, format strategy, financial reports and projections, tapes and electronic data processing files, accounting journals and ledgers, accounts receivable records and sales operating, marketing, and business plans. Confidential Information also includes any information that the Company or any of its Affiliates or Affiliated Physician Practices have received, or may receive hereafter, belonging to customers or other Persons with any understanding, express or implied, that the information would not be disclosed.

(d) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets), and all other similar or related information conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment and that: (i) relate either to the Executive’s services or to any prospective activity of the Company or any of its Affiliates, (ii) result from any work performed by the Executive for the Company or any of its Affiliates or (iii) make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(e) “Person” means a natural person, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(f) “Products and Services” means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

(g) “Telemedicine” shall mean the practice of medicine using electronic communications, information technology, or other means between a physician, nurse practitioner and/or physician assistant in one location and a patient in another location, with or without an intervening healthcare provider.

13. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

14. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, an Affiliate or any other Person or transfer all or substantially all of its properties, stock, or assets to an Affiliate or any other Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

15. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at the Executive’s last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chief Executive Officer, or to such other address as either party may specify by notice to the other actually received.

18. Entire Agreement. This Agreement, together with the Equity Award Agreement, constitutes the entire agreement between the parties and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment with the Company; provided, however, that this Agreement shall not supersede any effective assignment of any invention or other intellectual property to the Company or any of its Affiliates in effect on the Effective Date and shall not constitute a waiver by the Company or any of its Affiliates of any right that any of them now has or may now have under any agreement imposing obligations on the Executive with respect to confidentiality, non-competition, non-solicitation of employees, customers or independent contractors or like obligations, of the Executive’s obligations with respect to the securities of the Company or its Affiliates, and/or of any outstanding loans to the Executive from the Company or any of its Affiliates or any of their Employee Benefit Plans, all of which shall remain in full force and effect in accordance with their terms. For the avoidance of doubt, this Agreement expressly supersedes the terms of that certain Employment Agreement, by and between the Company and the Executive, dated as of August 1, 2017 (the “Initial Employment Agreement”). The parties agree that the Initial Employment Agreement is hereby terminated and of no further force or effect, and no further interest, right or obligation thereunder will arise following the Effective Date. UPON THE EXECUTION OF THIS AGREEMENT, THE EXECUTIVE IRREVOCABLY, ABSOLUTELY AND UNCONDITIONALLY RELEASES AND FOREVER DISCHARGES THE COMPANY AND ITS AFFILIATES, AND THEIR RESPECTIVE SUCCESSORS, ASSIGNS, PARENTS, OFFICERS, MANAGERS, DIRECTORS, MEMBERS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS, DEMANDS, OBLIGATIONS, CAUSES OF ACTIONS, RIGHTS, DAMAGES, COSTS, EXPENSES AND COMPENSATION OF ANY NATURE WHATSOEVER, KNOWN OR UNKNOWN, WHETHER BASED IN TORT, CONTRACT OR OTHER THEORY OF RECOVERY, ARISING OUT OF, BASED UPON, OR RELATING TO THE INITIAL EMPLOYMENT AGREEMENT.

19. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

20. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

22. Governing Law. This is a Texas contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof. In the event of any alleged breach or threatened breach of this Agreement, the Executive hereby consents and submits to the jurisdiction of the federal and state courts in and of the State of Texas.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the Effective Date.

THE EXECUTIVE:	THE COMPANY:
/s/ David Mikula	By:	/s/ Chris Gallagher, MD
David Mikala	Printed Name: Chris Gallagher, MD
	Title:	CEO